Exhibit 99.1

Contact: Maria Brous

(863) 680-5339

Publix Reports First Quarter Results and Stock Price

LAKELAND, Fla., May 1, 2009 — Publix’s sales for the first quarter of 2009 were $6.4 billion, a 2.2 percent increase from last year’s $6.2 billion. Comparable-store sales for the first quarter of 2009 decreased 2.8 percent.

Net earnings for the first quarter of 2009 were $321.5 million, compared to $343.2 million in 2008, a decrease of 6.3 percent. Earnings per share were unchanged at $0.41 per share.

These amounts are based on unaudited reports that will be filed next week with the U.S. Securities and Exchange Commission (SEC). The company’s quarterly report to the SEC, Form 10-Q, will be available May 7 on its Web site at www.publix.com/stock.

Effective May 1, 2009, Publix’s stock price decreased from $16.10 per share to $15.55 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“The economy continues to affect our results and stock price,” said Publix CEO Ed Crenshaw. “We look forward to an improving economy.”

Publix is privately owned and operated by its 140,000 employees, with 2008 sales of $23.9 billion. Currently Publix has 1,005 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of Fortune’s “100 Best Companies to Work For in America” for 12 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company’s Web site, www.publix.com. ###